Exhibit 99(i)(65)

CONSENT OF DECHERT LLP

We hereby consent to the reference to our firm under the headings “General Information—Other Information” in each of the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in each of the Statements of Additional Information, each comprising a part of Post-Effective Amendment No. 824 to the Form N-1A Registration Statement of Market Vectors ETF Trust, File No. 333-123257. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP

New York, New York
August 31, 2012